UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 25, 2009

HICKS ACQUISITION COMPANY I, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware		20-8521842
(State or other jurisdiction of	001-33704	(I.R.S. Employer
incorporation)	(Commission File Number)	Identification Number)

100 Crescent Court, Suite 1200
Dallas, TX
(Address of principal		75201
executive offices)		(Zip code)
(214) 615-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.
     Hicks Acquisition Company I, Inc. (the “Company”) announced today that its stockholders and warrantholders approved all proposals put to a vote at the Company’s special meetings held on Friday, September 25, 2009, including the proposal to approve the definitive agreement with Resolute Energy Corporation (“Resolute”), Resolute Holdings Sub, LLC, Resolute Subsidiary Corporation, a wholly-owned subsidiary of Resolute, Resolute Aneth, LLC, Resolute Holdings, LLC, and HH-HACI, L.P. (the “Acquisition Agreement”), pursuant to which Resolute would go public through a transaction with the Company.
     Resolute announced today that the business combination with the Company was consummated on September 25, 2009.
     Pursuant to the terms of the Acquisition Agreement, each outstanding share of the Company’s common stock (other than shares held by the Company’s stockholders who do not vote in favor of the adoption of the Acquisition Agreement and properly exercise their conversion rights) was converted into the right to receive one share of Resolute common stock, and each outstanding warrant that was issued in the Company’s initial public offering was converted into either $0.55 cash or the right to receive one Resolute warrant, subject to proration and adjustment.
     After September 25, 2009, the Company’s units, common stock and warrants will no longer trade on the NYSE Amex. The common stock and warrants of Resolute are expected to commence trading on the New York Stock Exchange under the symbols “REN” and “REN WS,” respectively, on September 28, 2009, or as soon thereafter as practicable.
     Attached hereto as Exhibits 99.1 and 99.2 are press releases of the Company and Resolute, respectively, both dated September 25, 2009, relating to the results of the vote of stockholders and warrantholders and the consummation of the business combination with Resolute, respectively, both of which are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Exhibit

99.1*	Press Release of Hicks Acquisition Company I, Inc., dated September 25, 2009.

99.2*	Press Release of Resolute Energy Corporation, dated September 25, 2009.

*	Filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 25, 2009	Hicks Acquisition Company I, Inc.
	By:	/s/ Joseph B. Armes
Joseph B. Armes
President, Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1*	Press Release of Hicks Acquisition Company I, Inc., dated September 25, 2009.

99.2*	Press Release of Resolute Energy Corporation, dated September 25, 2009.

*	Filed herewith.